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                                                                   EXHIBIT 99.1

                      AES COMPLETES ACQUISITION OF IPALCO

                             FOR IMMEDIATE RELEASE


                 Arlington, VA, March 27, 2001 - The AES Corporation (NYSE:AES) announced today that it has completed its acquisition of IPALCO Enterprises, Inc., the Indianapolis-based utility with 3,000 MW of generation and 433,000 customers in and around Indianapolis. IPALCO has become a wholly-owned subsidiary of AES through an exchange of shares where each outstanding share of IPALCO common stock will be exchanged for 0.463 shares of AES common stock. IPALCO common stock will be suspended from trading after today's market close. Information relating to exchange procedures will be mailed to IPALCO shareholders. Pursuant to an SEC Order, AES will restructure and/or sell its ownership interests in CILCORP within 2 years in order to continue as an exempt holding company under the Public Utility Holding Company Act of 1935.

                 Thomas A. Tribone, Executive Vice President, stated, "We're pleased to welcome the people and shareholders of IPALCO to AES. We look forward to serving in Indianapolis and building on IPALCO's already strong record."

                 Dennis W. Bakke, President and CEO, commented, "We are excited to be adding to our capabilities in the Midwest with this acquisition of IPALCO. As we go forward, Lenny Lee and his team will be leading our effort to integrate IPALCO and the IPALCO people into the AES family."

                 Business development milestones in 2001 include the following:

- In March, a subsidiary of AES acquired from EniChem SpA an oil-fired 140MW cogeneration facility in the town of Ottana, which is in the province of Nuoro, Sardinia, Italy.

- In February, a subsidiary of AES entered an agreement to purchase all of the energy assets of Thermo Ecotek Corporation, a wholly owned subsidiary of Thermo Electron Corporation of Waltham, Massachusetts for $195 million.

- In January, AES announced the start of construction of the $300 million AES Wolf Hollow power plant at a site in Granbury, Texas.


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-    In January, a subsidiary of AES acquired a majority interest in a 290MW barge-mounted natural-gas-fired electric generating business in Lagos, Nigeria.

- In January, AES Huntington Beach submitted a proposal to the California Energy Commission to restart two retired gas-fired units that will add an additional 450 megawatts of generation in the electricity-strapped state of California.

- In January, AES announced the purchase of an additional 39% ownership interest in Hidroelectrica Alicura, a 1000 MW hydro plant in Argentina, on December 27, 2000.

- In January, AES announced that it had successfully completed its offer to exchange all American Depositary Shares of Gener S.A. for AES common stock.


                 AES is a leading global power company comprised of competitive generation, distribution and retail supply businesses in Argentina, Australia, Bangladesh, Brazil, Canada, Chile, China, Colombia, Dominican Republic, El Salvador, Georgia, Hungary, India, Kazakhstan, the Netherlands, Nigeria, Mexico, Pakistan, Panama, Sri Lanka, the United Kingdom, the United States and Venezuela.

                 The company's generating assets include interests in one hundred and sixty facilities totaling over 54 gigawatts of capacity. AES's electricity distribution network has over 920,000 km of conductor and associated rights of way and sells over 126,000 gigawatt hours per year to over 17 million end-use customers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.

                 AES is dedicated to providing electricity worldwide in a socially responsible way.

                 This news release may include forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results are discussed in AES's filings with the Securities and Exchange Commission, and readers are encouraged to read those filings to learn more about the risk factors associated with AES's businesses.

                                   * * * * *

                 For more general information visit our web site at www.aesc.com or contact investor relations at investing@aesc.com. The list aes-pr-announce is an


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